Exhibit 10.1

AMENDMENT NO. 1 TO
AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) is made and entered into as of the 28th day of November, 2008 by and between InterAmerican Acquisition Group, Inc., Sing Kung Ltd., Cho Kwan and certain other stockholders named therein.  Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, the parties to this Amendment entered into an Amended and Restated Stock Purchase Agreement (the “Purchase Agreement”) dated as of May 15, 2008.

WHEREAS, the parties hereto desire to amend the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.            Section 1.2(i) of the Purchase Agreement is hereby amended by deleting such provision in its entirety and replacing in lieu thereof the following:

“(i)
certificates representing 19,834,417 of CNC’s ordinary shares, par value $0.0001 per share (“CNC Stock”), to be delivered to the Stockholders, of which 4,010,904 shares (allocated pro rata among the Stockholders) shall be held in escrow and subject to a right of repurchase by CNC, as described in Section 1.4 below (the “Stockholders Adjustment Shares”).”

2.     The first paragraph and following two tables contained in Section 1.3 of the Purchase Agreement are hereby amended by deleting such paragraph and tables in their entirety and replacing in lieu thereof the following:

“Earn-Out Agreement.  So long as the Net Income of CNC, on a consolidated basis, achieves or exceeds the Threshold Net Income (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2009, 2010, 2011 and 2012, the Stockholders shall receive the number of shares of CNC Stock set forth below with respect to such year (the “Incentive Shares”).  The payment of these additional shares is in exchange for the Sing Kung Stock and is not contingent upon the continued employment or other relationships of the Stockholders with any entity.  If the respective target is achieved or exceeded, such additional shares shall be issued 15 days following the issuance of the audit report for CNC for such fiscal year.  The value of shares payable under this Section 1.1 shall also be available for indemnification pursuant to ARTICLE X.

Threshold Net Income Targets for 12 Months Ending

December 31 2008	December 31 2009	December 31 2010	December 31 2011	December 31 2012
$38,000,000	$56,000,000	$80,000,000	$112,000,000	$151,200,000

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets

December 31 2009	December 31 2010	December 31 2011	December 31 2012
3,100,000	3,100,000	3,100,000	3,100,000

3.     Section 1.4(i)b. and Section 1.4(ii) of the Purchase Agreement are hereby amended by deleting such provisions in their entirety and replacing in lieu thereof the following:

“b
Partial Distribution.  If the Net Income of CNC for 2008 (calculated in accordance with Section 1.3) is less than the Threshold Net Income Target, then a number of EPS Adjustment Shares shall be distributed to the Stockholders and CC respectively (a "Partial Distribution") that would result in CNC achieving the same Net Income per CNC share as it would have achieved if it had met the Threshold Net Income Target for 2008 (the "Reference EPS").  For purposes of this paragraph: (i) Reference EPS shall be calculated by dividing the Threshold Net Income ($38,000,000) by the fully diluted shares issued as of year-end 2008, or calculated as if the Closing had occurred prior to December 31, 2008 (the "Y-E Shares"); (ii) subject to required adjustments for fundamental changes or changes in conversion ratios, the Y-E Shares will equal 37,411,111 shares, the calculation of which is intended to include all issued and outstanding shares plus all shares issuable upon conversion of outstanding preferred shares of Sing Kung or CNC and exercise of all of the outstanding IAG (or CNC) warrants and options; (iii) based on the foregoing, the Reference EPS is $1.016 per share.  If a Partial Distribution is required in accordance with this paragraph, then the calculation of the number of EPS Adjustment Shares that is to be withheld from a Partial Distribution (the "Escrowed Shares") shall be made as follows:  (Step 1) Actual Net Income shall be divided by the Reference EPS; (Step 2) the resulting number of shares from Step 1 shall be subtracted from the Y-E Share amount and the difference shall be the Escrowed Shares.  The number of EPS Adjustment Shares to be distributed pursuant to a Partial Distribution shall be calculated by subtracting the Escrowed Shares from the EPS Adjustment Shares (4,222,004 minus Escrowed Shares).

(ii)
Subsequent Release.  All Escrowed Shares shall be issued within 15 days following the delivery of the final annual consolidated audit report for the first annual audit subsequent to 2009 in which CNC meets the Threshold Net Income

Target for the year covered by the audit report, as set forth in Section 1.3; the distribution of the EPS Adjustment Shares shall be to Stockholders of record as of December 31 of the year of the qualifying audit report, and the issuance shall be in proportion to such Stockholders’ holdings of Sing Kung Stock on such record date. The value of shares distributable under Section 1.4(ii) shall also be available for indemnification pursuant to ARTICLE X to the extent not previously paid.  In any subsequent release, if CC has not made an election to exchange its Sing Kung shares, then the shares distributed to CC shall be the applicable number of original CC shares deposited to the escrow and Stockholders shall receive the applicable number of CNC shares.”

4.  A new Section 6.21 shall be added to the Purchase Agreement as follows:

“6.21                      Amendment to CC Letter Agreement.  Sing Kung shall use its best efforts to amend that certain letter agreement between IAG and CC dated May 15, 2008 to provide that the “CC Adjustment Shares” shall be reduced from 500,000 shares of Sing Kung Stock (or CNC Stock if exchanged pursuant to the election of CC) to 211,100 shares.”

5. A new Section 7.10 shall be added to the Purchase Agreement as follows:

“7.10                      Reduction in Shares of Common Stock.  Prior to the Closing, IAG shall take such actions as required to reduce the number of shares of its common stock (including the warrants to purchase 185,000 shares of common stock for an exercise price of $0.01 per share) by 129,150 shares of common stock to a total of 7,055,850 shares of common stock.”

6. The definition of “CC Adjustment Shares” contained in Section 12.1 of the Purchase Agreement shall be amended by deleting “500,000 shares” and inserting in lieu thereof “211,100 shares.”

7. A new Section 13.13 shall be added to the Purchase Agreement as follows:

“13.13                      Exchange Offer.  The Parties agree that the exchange offer of IAG (through CNC) for the remaining ordinary shares of Sing Kung shall be for 1,076,070 ordinary shares of CNC and the exchange offer for the Sing Kung preferred stock shall be for 2,685,774 ordinary shares of CNC.”

8. Except as expressly amended by this Amendment, the parties agree that all other provisions of the Purchase Agreement remain unchanged and that the Purchase Agreement remains in full force and effect.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Purchase Agreement to be executed as of November 28, 2008.

Agreed and accepted by:
SING KUNG LTD on behalf of itself and STOCKHOLDERS

By:  ___________________________
Name:
It’s: authorized signatory for all Stockholders

Agreed and accepted by:
INTERAMERICAN ACQUISITON GROUP INC.

By: _______________________________
Name: William C. Morro
Its:   Chief Executive Officer

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